Exhibit 10.3
Restricted Share Unit Agreement
This Restricted Share Unit Agreement (this "Agreement") is made and entered into as of August 15, 2016 (the "Grant Date"), by and between GSE Systems, Inc., a Delaware corporation, (the "Company") and Christopher D. Sorrells (the "Grantee").
WHEREAS, the Company has adopted the GSE Systems, Inc. 1995 Long-Term Incentive Plan, as amended and restated from time to time (the "Plan"), pursuant to which Restricted Share Units may be granted;
WHEREAS, as the Grant Date, the Company and the Grantee entered into an employment agreement pursuant to which Grantee was employed as the Company's Chief Operating Officer (the "Employment Agreement"); and
WHEREAS, the Company now desires to award Restricted Share Units to be settled in shares of common stock of the Company in the amount set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1. Grant of Restricted Share Units. Pursuant to Section 6 of the Plan, the Company hereby grants to the Grantee an Award of 65,000. Each RSU represents the right to receive one share of the common stock of the Company, subject to the terms and conditions set forth in this Agreement and the Plan.
2. [Reserved.]
3. [Reserved.]
4. Vesting of RSUs. The RSUs are subject to forfeiture until they vest. The RSUs will vest and become nonforfeitable pursuant to the schedule attached hereto as Exhibit 1. The number of RSUs that vest and become payable under this Agreement shall be determined by the Board of Directors pursuant to the terms hereof. Notwithstanding anything herein to the contrary, any unvested RSUs will expire on July 1, 2018.
5. Termination of Employment. Except as otherwise expressly provided in this Agreement or the Employment Agreement, if the Grantee's employment under the terms of his Employment Agreement terminates for any reason at any time before all of his or her RSUs have vested, the Grantee's unvested RSUs shall be automatically forfeited upon such termination of employment, and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

6. [Reserved.]
7. Payment of RSUs. Payment in respect of the RSUs vested shall be made in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date and, in any event, within 30 days following the vesting date. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested RSUs, and (b) enter the Grantee's name on the books of the Company as the stockholder of record with respect to the shares of Common Stock delivered to the Grantee.
8. Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee.
9. Rights as Stockholder; Dividend Equivalents.
9.1 The Grantee shall not have any rights of a stockholder with respect to the shares of Common Stock underlying the RSUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.
9.2 Upon and following the vesting of the RSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting and dividend rights).
9.3 Grantee is aware that the Company has a policy governing the trades of its insiders and, in accordance therewith, Grantee acknowledges that he has been advised to consider execution of a Rule 10b5-1 plan to provide for any future transactions in the Company's securities that he may desire to make in order to meet his personal planning needs. The Company will assist the Grantee in the preparation of a Rule 10b-5-1 plan, at the Company's expense, upon Grantee's request.
10. No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee's employment at any time, with or without Cause.
11. Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted or terminated in any manner as contemplated by Section 7 of the Plan.

12. Tax Liability and Withholding.
12.1 The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Board of Directors deems reasonably necessary to satisfy all obligations for the payment of such withholding taxes. The Board of Directors may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a) tendering a cash payment;
(b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the limit necessary to avoid liability-accounting treatment; or
(c) delivering to the Company previously owned and unencumbered shares of Common Stock.
12.2 Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding ("Tax-Related Items"), the ultimate liability for all Tax-Related Items is and remains the Grantee's responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any shares, and (b) does not commit to structure the RSUs to reduce or eliminate the Grantee's liability for Tax-Related Items. Within 5 days of any vesting date of an RSU, the Company has the right, but not the obligation, to purchase from Grantee a number of the vested shares of common stock underlying such vested RSU in an amount up to 33% of the value of the vested common stock, using the VWAP of the Common Stock for the five trading day period, ending on the trading date prior to the vesting event, as reported on the NYSE MKT or, if the Company's common stock is not then listed on the NYSE MKT, as reported by such other exchange as shall then have the Company's common stock listed.
13. Compliance with Law. The issuance and transfer of shares of Common Stock in connection with the RSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Company will ensure that a sufficient number of shares of its common stock are registered on Form S-8 prior to the vesting of any RSU.
14. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Senior Vice President and General Counsel of the Company at the Company's principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
15. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles.
16. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Board of Directors for review. The resolution of such dispute by the Board of Directors shall be final and binding on the Grantee and the Company.

17. RSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
18. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors and administrators.
19. Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
20. Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Board of Directors of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee's employment with the Company.
21. Amendment. The Board of Directors has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent.
22. [Reserved.]
23. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any exemption from Section 409A of the Code, and shall in all respects be administered in accordance with and interpreted to ensure compliance with Section 409A of the Code. Grantee's termination of employment events under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A of the Code. Furthermore, if, at the time of termination of employment with the Company, Company has stock which is publicly traded on an established securities market and Grantee is a "specified employee" (as defined in Section 409A of the Code) and it is necessary to postpone the vesting or distribution of Common Stock otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall postpone the commencement of the payment of such payment or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Grantee) that are not otherwise paid within the short-deferral exception under Section 409A of the Code and are in excess of the lessor of two (2) times (i) Grantee's then annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Grantee's separation from service with the Company (within the meaning of Section 409A of the Code). The accumulated postponed distribution of shares of Common Stock shall be made within ten days after the end of the six month period.

24. No Impact on Other Benefits. The value of the Grantee's RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
26. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
GSE SYSTEMS, INC.
By:	/s/ Kyle J. Loudermilk
Name: Title:	Kyle J. Loudermilk Chief Executive Officer
/s/ Christopher D. Sorrells
Christopher D. Sorrells

EXHIBIT 1

So long as the Grantee's service as an Employee, Consultant, or Director of the Company is continuous from the Grant Date through the applicable vesting date specified below, 12.5% of the RSUs awarded pursuant to this Agreement shall vest on each of the following vesting dates:

September 30, 2016
December 31, 2016
March 31, 2017
June 30, 2017
September 30, 2017
December 31, 2017
March 31, 2018
June 30, 2018

Notwithstanding the foregoing, to the extent not already vested or previously forfeited, the RSUs will become 100% vested as of the effective date of a Change in Control, as defined in the Employment Agreement. Except in the case of the Grantee's cessation of service in connection with a Change in Control, none of the RSUs will vest after the Grantee's service ceases.